Exhibit 99.3

Rosewind Corporation Shifts Focus to Develop Late-Stage Therapeutics for Urological and Related Conditions

Completes Reverse Merger Combining Assets of Vyrix Pharmaceuticals and Luoxis Diagnostics

Conference Call to be Held April 24th

LOVELAND, Colo., April 16, 2015 /PRNewswire/ — Rosewind Corporation (OTCMKTS: RSWN) announced today that it has completed a reverse merger with a newly formed specialty healthcare company focused on redox-modulated conditions, with an initial focus on addressing urological disorders. The merged company, which is expected to be re-named Aytu BioScience Inc., has commenced operations and incorporates the pipeline assets of both Vyrix Pharmaceuticals and Luoxis Diagnostics. The Company’s strategy is to build a late-stage and commercial pipeline of therapeutics and diagnostics, including its lead therapeutic candidate Zertane™, a first-in-class treatment for premature ejaculation (PE) that is nearing commercial-stage, and the RedoxSYS® System, which has CE Marking for Europe and medical device approval by Health Canada and is currently being studied in male infertility.

The development pathway for Zertane is significantly de-risked following success in two European Phase 3, two Phase 2, and two Phase 1 trials for PE. The Company is currently preparing to initiate a pivotal clinical study in the U.S. and already has secured commercialization agreements for Zertane with strategic partners in Canada, South Korea, South Africa, and Latin America.

In parallel with its development of Zertane, the Company will continue to leverage the RedoxSYS System through its Luoxis research division, which will focus on developing additional therapeutic markets where a redox imbalance is implicated. The Company recently initiated a clinical study in collaboration with a prominent U.S. research hospital using the RedoxSYS System to measure oxidative stress levels in semen, which has been broadly implicated as a cause of male infertility.

Josh Disbrow, Chief Executive Officer of Rosewind, added, “We are proud to launch our urology-focused organization and intend to rapidly progress our late-state assets toward commercialization. The men’s health market is very large, yet many medical needs remain. As such we look forward to entering the $10 billion urology market by advancing Zertane through pivotal trials, while supporting our urology focus with the recently initiated RedoxSYS studies in male infertility. As a management team, we have a track record of building successful commercial-stage companies, and we are excited to hit the ground running as we advance our internal assets and seek to in-license and acquire complementary commercialized urology products.”

The merger between Rosewind Corporation, Vyrix Pharmaceuticals and Luoxis Diagnostics was effected pursuant to the terms and conditions of an agreement and plan of merger dated April 16, 2015. Rosewind will file a Current Report on Form 8-K with the SEC on April 22, 2015, providing information about the Company’s post-merger business, plan of operations, financial condition, and management team. The Current Report on Form 8-K will be available at the SEC’s website at www.sec.gov. The new management team of Rosewind will also host an investor conference call on Friday, April 24th, at 11:00 am Mountain Time. To join the call dial the conference line below.

Conference Call

Date: Friday, April 24, 2015

Time: 11:00 a.m. Mountain Time, 1:00 p.m. Eastern Time

Conference call numbers:

Domestic/Canada: 1-(719)-867-0487

Passcode: 4050753995

About Rosewind Corporation

Rosewind Corporation is a specialty healthcare company focused on redox-modulated conditions, with an initial focus on developing treatments for urological and related conditions. The Company is currently completing Phase 3 clinical development for its lead therapeutic candidate Zertane, an orally disintegrating tablet (ODT) formulated specifically for the on-demand treatment of premature ejaculation (PE). The Company’s therapeutic pipeline is supported in part by its Luoxis division, whose first-in-class RedoxSYS® System provides the only complete assessment of patients’ redox status and enables identification of a broad variety of disorders where redox is implicated. Initial studies are underway utilizing the RedoxSYS system in male fertility. The company’s strategy is to develop its core therapeutic and diagnostic assets while building an innovative pipeline of established marketed products and late-stage development assets. Rosewind expects to formally change its name to Aytu BioScience in the near future.

For Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664

Amy Wheeler: awheeler@tiberend.com; (646) 362-5750

SOURCE Rosewind Corporation

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